Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Retail Opportunity Investments Corp. (the “Company”) for the registration of 3,132,042 shares of its common stock and to the incorporation by reference therein of our reports dated (i) May 29, 2013 relating to our audit of the Statement of Revenues and Certain Expenses of Canyon Crossing Shopping Center included in the Company’s May 29, 2013 Form 8-K filing; (ii) May 29, 2013 relating to our audit of the Statement of Revenues and Certain Expenses of Diamond Hills Plaza included in the Company’s May 29, 2013 Form 8-K filing; (iii) August 1, 2013 relating to our audit of the Statement of Revenues and Certain Expenses of Hawthorne Crossings included in the Company’s August 1, 2013 Form 8-K filing; (iv) December 10, 2013 relating to our audit of the Statement of Revenues and Certain Expenses of Crossroads Shopping Center included in the Company’s December 10, 2013 Form 8-K/A filing; (v) December 10, 2013 relating to our audit of the Statement of Revenues and Certain Expenses of Five Points Plaza included in the Company’s December 10, 2013 Form 8-K/A filing; (vi) July 2, 2014 relating to our audit of the Statement of Revenues and Certain Expenses of Creekside Plaza included in the Company’s July 3, 2014 Form 8-K filing; (vii) July 2, 2014 relating to our audit of the Statement of Revenues and Certain Expenses of North Park Plaza included in the Company’s July 3, 2014 Form 8-K filing and (viii) August 7, 2014 relating to our audit of the Combined Statement of Revenues and Certain Expenses of Fallbrook Shopping Center included in the Company’s August 11, 2014 Form 8-K/A filing.

/s/ PKF O’Connor Davies

a division of O’Connor Davies, LLP

New York, New York

September 25, 2014